EX – 99.(j)

KRAMER LEVIN NAFTALIS & FRANKEL LLP

919 THIRD AVENUE

NEW YORK, NY 10022 - 3852

TEL (212) 715-9100 FAX (212) 715-8000	PARIS 47, AVENUE HOCHE 75008 TEL (33-1) 44 09 46 00 FAX (33-1) 44 09 46 01

February 2, 2004

Mercantile Funds, Inc.

Two Hopkins Plaza

Baltimore, MD 21201

Re: Mercantile Funds, Inc.

Ladies and Gentlemen:

We have acted as counsel to Mercantile Funds, Inc., a Maryland corporation (the “Company”), in connection with the Company’s filing of its Post-Effective Amendment No. 36 to its Registration Statement on Form N-1A, Securities Act File No. 33-27491; 1940 Act Registration No. 811-5782 (the “Registration Statement”), and the Company’s future issuance of shares of the various classes and series that it offers as set forth on Schedule 1 hereto (each such class and series, a “Class” and, collectively, the “Shares”).

We have reviewed the Company’s Charter and Bylaws. We have examined the Prospectus and Statement of Additional Information (the “SAI”) included in Post-Effective Amendment No. 36, substantially in the form in which it is to become effective (the Prospectus and the SAI, collectively, the “Prospectus”). We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and in good standing and duly authorized to transact business in the State of Maryland.

We have also examined and relied on such corporate records of the Company and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

We are members of the Bar of the State of New York and do not hold ourselves out as experts on, or express any opinion as to, the law of any other state or jurisdiction other than the laws of the State of New York and applicable federal laws of the United States. As to matters involving Maryland law, with your permission, we have relied solely upon an opinion of Venable LLP, special Maryland counsel to the Company, a copy of which is attached hereto, concerning the organization of the Company and the authorization and issuance of the Shares, and our opinion is subject to the qualifications and limitations set forth therein, which are incorporated herein by reference.

Based on such examination and on the attached opinion of Venable LLP, we are of the opinion that:

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KRAMER LEVIN NAFTALIS & FRANKEL LLP

Mercantile Funds, Inc.

February 2, 2004

1.	The Company has been duly organized and is validly existing and in good standing as a Maryland corporation. Each of the Classes of Shares of the Company set forth on Schedule 1 is a validly authorized Class of the Company’s Common Stock, par value $.001 per share.

2.	To the extent of the respective number of Shares of each Class authorized to be issued by the Company in its Charter, the Shares to be offered for sale pursuant to the Prospectus are duly authorized and, when hereafter sold, issued and paid for at their respective net asset values as contemplated in the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

This opinion is solely for your benefit and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to any governmental agency or other person without the written consent of this firm. This opinion letter is rendered as of the date hereof, and we specifically disclaim any responsibility to update or supplement this letter to reflect any events or statements of fact which may hereafter come to our attention or any changes in statutes or regulations or any court decisions which may hereafter occur.

Notwithstanding the previous paragraph, we consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 36 to the Company’s registration statement on Form N-1A.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

SCHEDULE 1

SCHEDULE OF CLASSES AND SERIES

Classification	Portfolios Marketed As:
Class R (Institutional Shares)	Dow Jones 100 U.S. Portfolio Fund
Class R – Special Series 1 (Service Shares)

Class S – (Institutional Shares)	Dow Jones 80 U.S. Portfolio Fund
Class S – Special Series 1 (Service Shares)

Class T (Institutional Shares)	Dow Jones 60 U.S. Portfolio Fund
Class T – Special Series 1 (Service Shares)

Class U (Institutional Shares)	Dow Jones 40 U.S. Portfolio Fund
Class U – Special Series 1 (Service Shares)

Class V (Institutional Shares)	Dow Jones 20 U.S. Portfolio Fund
Class V – Special Series 1 (Service Shares)